Exhibit 99.1

Alesco Financial Inc. Announces

Fourth Quarter and Fiscal Year End 2008 Financial Results

Philadelphia, Pennsylvania – March 4, 2009 – Alesco Financial Inc. (NYSE: AFN) (“AFN” or the “Company”), a specialty finance real estate investment trust, today announced financial results for the three-months and twelve-months ended December 31, 2008.

AFN reported a GAAP net loss for the three-months ended December 31, 2008 of ($212.5) million, or ($3.60) per diluted common share, as compared to a net loss of ($729.3) million, or ($12.31) per diluted common share for the three-months ended December 31, 2007. AFN’s net loss for the three-month period ended December 31, 2008 included a loss of ($137.4) million due to interest rate hedging activities, net of minority interest, and an impairment charge of ($101.0) million on leveraged loans included in an on-balance sheet warehouse credit facility, partially offset by a gain of $14.1 million due to the repurchase and retirement of a portion of the Company’s convertible debt.

AFN reported a GAAP net loss for the twelve-months ended December 31, 2008 of ($144.7) million, or ($2.43) per diluted common share, as compared to a net loss of ($1.3) billion or ($22.48) per diluted common share for the twelve-months ended December 31, 2007. AFN’s net loss for the twelve-month period ended December 31, 2008 included a loss of ($197.1) million due to interest rate hedging activities, net of minority interest, including charges of ($48.6) million due to the reclassification into the income statement of MBS related cash-flow hedging losses that were previously included in accumulated other comprehensive loss, partially offset by a gain of $58.0 million due to the repurchase and retirement of a portion of the Company’s convertible debt.

Book Value and Investment Portfolio Summary

The following table summarizes our allocation of capital and book value as of December 31, 2008 (amounts in thousands, except share and per share data):

	Capital Invested as of December 31,2008 (A)	% of Capital	GAAP Book Value as of December 31, 2008	Net Investment Income (Loss) for the Three-Month Period Ended December 31, 2008 (B)
TruPS investments	$236,234	39%	$27,974	$13,631
Leveraged loan investments	87,126	14%	(11,488)	(1,338)
Kleros Real Estate MBS investments	90,000	15%	—	(7,933)
Residential mortgages	75,504	13%	37,430	(16,751)
Other investments	27,391	5%	1,168	302
Total uninvested cash	86,035	14%	86,035	—

Total investible capital	602,290	100%	141,119	(12,089)
Recourse indebtedness (C)	(76,775)		(76,775)	(1,745)

Total	$525,515		$64,344	$(13,834)

Common stock outstanding as of December 31, 2008			59,185,514

GAAP Book Value per share			$1.09

(A)	Represents net cash invested through December 31, 2008.
(B)	Net investment income (loss) includes amounts earned by the minority interest holders in certain consolidated VIEs. Net investment income (loss) for the leveraged loans asset class and the residential mortgage loans asset class is presented net of $8.9 million and $19.5 million, respectively, for provisions for loan losses recorded during the three-months ended December 31, 2008. Net investment income (loss) does not include interest income of $0.2 million on uninvested cash, or $0.2 million of interest earnings on the restricted cash at our consolidated CDO entities. Additionally, net investment income (loss) excludes $8.2 million of net periodic interest payments that relate to interest rate swap contracts that are no longer accounted for as cash flow hedges upon the adoption of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The $8.2 million relates to the following asset classes: $5.1 million decrease to TruPS investments, $3.7 million decrease to Kleros Real Estate MBS investments, and a $0.6 million increase to Residential Mortgages.
(C)	Amount is net of our $1.5 million investment in common securities of the trusts that issued our junior subordinated debentures. The $1.5 million is recorded within other assets in our consolidated financial statements.

Investments in Debt Securities

The following table summarizes our investments in debt securities as of December 31, 2008 (dollars in thousands):

Investment Description	Amortized Cost	Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Weighted- Average Years to Maturity
	(dollars in thousands)
December 31, 2008 (1):
TruPS and subordinated debentures and security-related receivables	$5,542,613	$(3,921,133)	$1,621,480	5.4%	27.4
MBS	2,035,566	(1,577,296)	458,270	3.0%	6.6

Total	$7,578,179	$(5,498,429)	$2,079,750	4.6%	21.7

(1)	Subsequent to the adoption of SFAS No. 159 on January 1, 2008, all of the Company’s investments in debt securities are classified as trading securities. Prior to January 1, 2008, all of the Company’s investments in debt securities were classified as available-for-sale.

The estimated fair values of our investments are based primarily on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, based on comparisons to similar instruments or from internal pricing models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. Management’s estimates of fair value require significant management judgment and are subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

As of December 31, 2008, the aggregate principal amount of investments in the 35 TruPS investments that have defaulted or are currently deferring interest payments is $551.0 million, representing approximately 10.7% of our combined TruPS portfolio. As of December 31, 2008, $250.5 million of defaulted securities, which includes securities issued by IndyMac Bancorp, have been completely written off in our consolidated financial statements. For the three-months ended December 31, 2008, investment interest income does not include $9.7 million of interest earnings on the $551.0 million of currently deferring or defaulted securities. Subsequent to December 31, 2008, we have experienced two additional TruPS deferrals with an aggregate principal amount of $50.0 million, and an additional $38.0 million principal amount of TruPS deferring interest payments as of December 31, 2008 have defaulted. The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which we hold equity interests. The trigger of an over-collateralization test in a TruPS CDO means that AFN, as a holder of equity securities, will not receive current distributions of cash in respect of its equity interests until sufficient debt is paid down in the CDOs to cure the over-collateralization tests.

Investments in Loans

Loans accounted for as held for investment are recorded at amortized cost. Loans accounted for as held for sale are carried at fair value, with changes in fair value recorded in the net change in fair value of investments in debt securities and loans and non-recourse indebtedness. The following table summarizes our investments in loans as of December 31, 2008 (dollars in thousands):

	Unpaid Principal Balance	Unamortized Premium/ (Discount)	Unrealized Gain (Loss)	Carrying Amount	Number of Loans	Weighted- Average Interest Rate	Weighted- Average Contractual Maturity Date
December 31, 2008:
5/1 Adjustable rate residential mortgages	$609,994	$6,735	$—	$616,729	1,487	6.3%	July 2036
7/1 Adjustable rate residential mortgages	211,287	3,414	—	214,701	488	6.6%	Dec 2036
10/1 Adjustable rate residential mortgages	68,786	1,275	—	70,061	186	6.8%	Sept 2036
Commercial loan (1)	7,464	—	—	7,464	1	21.0%	—
Leveraged loans (2)	891,204	(9,946)	(100,989)	780,269	438	6.5%	Apr 2013

Total	$1,788,735	$1,478	$(100,989)	$1,689,224	2,600	6.4%

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.
(2)	Includes approximately $63.6 million at fair value (amortized cost $164.6 million) of leveraged loans classified as held for sale as of December 31, 2008.

As of December 31, 2008, the Company has transferred all of the leveraged loans included in its warehouse facility with a third party to the held for sale category. During the fourth quarter of 2008, the Company determined that it no longer had the intent to hold these particular loans to maturity or for the foreseeable future. The warehouse facility that provides short-term financing for approximately $164.8 million of par value of leveraged loans is scheduled to mature in May 2009. Prior to the May 2009 maturity date, the Company does not expect that the warehouse lender will offer us favorable refinancing terms or the ability to extend the warehouse facility. If the securitization markets remain effectively closed through the May 2009 maturity date, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $39 million.

Indebtedness

The following table summarizes our total indebtedness (including recourse and non-recourse indebtedness) as of December 31, 2008 (dollars in thousands):

Description	Amortized Cost	Net Change in Fair Value (2)	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity
December 31, 2008:
Non-recourse indebtedness:
Trust preferred obligations	$385,600	$(265,191)	$120,409	2.9% to 8.7%	4.8%	Oct 2036
Securitized mortgage debt	844,764	—	844,764	5.0% to 6.0%	5.7%	Dec 2046
CDO notes payable (1)	8,449,072	(6,106,152)	2,342,920	2.1% to 9.5%	3.3%	Apr 2039
Warehouse credit facilities	126,623	—	126,623	3.8%	3.8%	May 2009

Total non-recourse indebtedness	$9,806,059	$(6,371,343)	$3,434,716

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	7.9% to 9.5%	8.8%	Aug 2036
Contingent convertible debt	28,650	—	28,650	7.6%	7.6%	May 2027

Total recourse indebtedness	$78,264	$—	$78,264

Total indebtedness	$9,884,323	$(6,371,343)	$3,512,980

(1)	Excludes CDO notes payable purchased by the Company which are eliminated in consolidation. Carrying amount includes $1.6 billion of liabilities at fair value.
(2)	Amounts reflect adjustment to fair value for those debt obligations elected to be recorded at fair value under SFAS No. 159.

Recourse indebtedness refers to indebtedness that is recourse to the general assets of AFN. During the three-month period ended December 31, 2008, we repurchased and retired $32.5 million par value of our outstanding convertible debt securities for $17.6 million. We realized a gain of $14.1 million on these transactions, net of a $0.8 million write-off of related deferred costs. During the twelve-month period ended December 31, 2008, we repurchased and retired $111.4 million par value of our outstanding convertible debt securities for $50.6 million. We realized a gain of $58.0 million on these transactions, net of a $2.7 million write-off of related deferred costs. As of the date of this release, $28.7 million principal amount of our convertible debt securities remains outstanding.

Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles) which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to the general credit of AFN. As of December 31, 2008, our maximum exposure to economic loss as a result of our involvement with each VIE is the $460.9 million of capital that we have invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects AFN to potential margin calls for additional pledges of cash or other assets.

Liquidity

As of December 31, 2008, our consolidated financial statements include $86.0 million of available, unrestricted cash and cash equivalents. Management has evaluated our current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands. The realized tax losses that we have experienced during 2008, including those resulting from the failure of IndyMac Bancorp and losses on MBS in our Kleros Real Estate portfolio eliminated our taxable income for the year ending December 31, 2008. Management will continue to consider projections regarding our taxable income and liquidity position and decisions regarding future dividends are subject to the review and approval of our board of directors.

On October 10, 2008, we were notified by the NYSE that we were not in compliance with an NYSE continued listing standard applicable to our common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, we notified the NYSE of our intent to cure this deficiency. Under the NYSE rules, we have six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If we are not compliant by that date, our common stock will be subject to suspension and delisting by the NYSE. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, we currently expect to effectuate a 1 for 10 reverse split of our common stock. Our common stock remains listed on the NYSE under the symbol “AFN.” The NYSE’s continued listing standards also require that our average market capitalization be at least $25 million over any 30 consecutive trading day period and that we maintain our REIT status. On February 26, 2009, the NYSE submitted to the SEC an immediately effective rule filing which suspends the NYSE’s $1 minimum price requirement on a temporary basis, initially through June 30, 2009. Further, the filing also extends until the same date the NYSE’s current easing of the average global market capitalization standard from $25 million to $15 million. In addition to being delisted due to our failure to comply with any of these continued listing standards, we will also likely be delisted if we fail to meet any of the NYSE’s other listing standards.

Common Stock Repurchase

During the three-month and twelve-month period ended December 31, 2008, we repurchased 112,800 and 742,396 shares of common stock for $0.1 million and $0.7 million, at a weighted-average price of $1.02 and $1.00 per share, respectively.

Merger Agreement

On February 20, 2009, AFN and Cohen Brothers, LLC (which does business as Cohen & Company) entered into a definitive merger agreement. AFN’s Board of Directors and Cohen & Company’s Board of Managers each unanimously approved the transaction. Cohen & Company will merge with a subsidiary of AFN and will survive the merger as a subsidiary of AFN. In the merger, members of Cohen & Company will have the option to exchange each of their membership units in Cohen & Company for either 0.57372 shares of AFN common stock, or 0.57372 replacement units of membership interest in Cohen & Company which may be exchanged into shares of AFN in the future. Holders of common stock of AFN will continue to hold their shares of AFN. Subsequent to the merger, AFN will continue to be a publicly traded entity and is expected to operate as a C-Corp for tax purposes. Pursuant to the merger agreement, AFN will complete a 1 for 10 reverse split of its common stock. It is currently expected that former shareholders of AFN will own 62.4% of the shares of AFN’s common stock immediately after the merger and former unit holders of Cohen & Company will hold the balance; however, the actual percentages will not be known until members of Cohen & Company have made their elections to receive either AFN common stock or replacement units of Cohen & Company. If all Cohen & Company membership interests were to be converted into AFN shares in the future, current AFN shareholders would own 38.5%, and former Cohen & Company members would own 61.5%, of the combined company. Cohen & Company will be treated as the acquirer for accounting purposes.

The transaction, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the transaction is subject to approval by the affirmative vote of a majority of the votes cast by holders of AFN common stock, provided that the number of votes cast on the matter is over 50% of the votes entitled to be cast on the proposal. A meeting of AFN stockholders to consider and vote on the transaction is expected to be held in the second half of 2009.

Conference Call

As previously announced, a conference call to discuss these financial results with investors and analysts will be held on March 10, 2009 at 10:00 AM ET. Interested parties can access the live webcast of our conference call by clicking on the webcast link on our homepage at www.alescofinancial.com. Those wishing to participate in the conference call via telephone with operator assistance can dial 866-831-6272 or, for those calling from overseas, 617-213-8859, at least ten minutes in advance of the scheduled time. A replay will be available for two weeks at 888-286-8010, pass code 59323927.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania. Alesco Financial Inc. is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen & Company, an alternative investment management firm, which, since 2001, has provided financing to small and mid-sized companies in financial services, real estate and other sectors. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco Financial Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco Financial Inc. to successfully execute its business plans or gain access to additional financing, continued disruption in the U.S. credit markets generally and the mortgage loan and CDO markets particularly, AFN’s ability to timely consummate the merger with Cohen & Company, the limited availability of additional investment portfolios for future acquisition, performance of existing investments, AFN’s ability to restore compliance with New York Stock Exchange (the “NYSE”) continued listing standards or, in the event that AFN is unable to maintain its listing with the NYSE, its ability to comply with the initial listing standards of the NYSE or another securities exchange, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in our filings with the SEC, which are available at the SEC’s web site www.sec.gov and Alesco Financial Inc.’s web site, www.alescofinancial.com. Alesco Financial Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, AFN will file with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 which will include proxy statements of AFN and Cohen & Company and a prospectus of AFN. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to AFN’s stockholders. In addition, stockholders will be able to obtain the proxy statement/prospectus and all other relevant documents filed by AFN with the SEC free of charge at the SEC’s website www.sec.gov or from Alesco Financial Inc., Attn: Investor Relations, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104.

Participants in the Solicitation

AFN and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AFN in favor of the proposed merger. Information about the directors and executive officers of AFN and their ownership of AFN stock is set forth in AFN’s proxy statement filed with the SEC on April 29, 2008. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus for the proposed merger when it becomes available. Stockholders may obtain these documents from the SEC or AFN using the contact information above.

Alesco Financial Inc.

Consolidated Statements of Income

(In thousands, except share and per share information)

	For the Three-Month Period Ended December 31, 2008	For the Three-Month Period Ended December 31, 2007	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Net investment income (loss):
Investment interest income	$117,042	$198,156	$554,042	$727,456
Investment interest expense	(102,509)	(165,404)	(439,835)	(627,635)
Provision for loan losses	(28,367)	(6,704)	(61,107)	(16,218)

Net investment income (loss)	(13,834)	26,048	53,100	83,603

Expenses:
Related party management compensation	3,932	4,704	19,585	17,316
General and administrative	3,831	3,354	14,581	11,864

Total expenses	7,763	8,058	34,166	29,180

Other income and expense:
Interest and other income	4	2,507	3,910	18,488
Net change in fair value of investments in debt securities and loans and non-recourse indebtedness	(109,733)	—	30,502	—
Net change in fair value of derivative contracts	(170,307)	35,797	(242,082)	80,697
Credit default swap premiums	—	(1,611)	(2,872)	(3,207)
Gain (loss) on disposition of consolidated entities	—	697	(5,558)	10,990
Gain on repurchase of debt	14,119	—	58,031	—
Loss on impairments and sales of assets	(5,976)	(775,585)	(21,296)	(1,400,649)

Loss before minority interest and benefit (provision) for income taxes	(293,490)	(720,205)	(160,431)	(1,239,258)
Minority interest	60,088	(5,570)	(10,479)	(19,734)

Loss before benefit (provision) for income taxes	(233,402)	(725,775)	(170,910)	(1,258,992)
Benefit (provision) for income taxes	20,946	(3,502)	26,189	(2,328)

Net loss	$(212,456)	$(729,277)	$(144,721)	$(1,261,320)

Loss per share—basic:
Basic loss per share	$(3.60)	$(12.31)	$(2.43)	$(22.48)

Weighted-average shares outstanding—Basic	59,094,447	59,233,072	59,470,943	56,098,672

Loss per share—diluted:
Diluted loss per share	$(3.60)	$(12.31)	$(2.43)	$(22.48)

Weighted-average shares outstanding—Diluted	59,094,447	59,233,072	59,470,943	56,098,672

Distributions declared per common share	$—	$0.31	$0.50	$1.23

Alesco Financial Inc.

Consolidated Balance Sheets

(In thousands, except share and per share information)

	As of December 31, 2008	As of December 31, 2007
Assets
Investments in debt securities and security-related receivables (including amounts at fair value of $2,079,750 and $5,888,650, respectively)	$2,079,750	$6,628,991
Investments in loans
Residential mortgages	901,491	1,047,195
Commercial mortgages	7,464	7,332
Leveraged loans (including amounts held for sale of $63,601 and $0, respectively)	780,269	836,953
Loan loss reserve	(68,428)	(18,080)

Total investments in loans, net	1,620,796	1,873,400
Cash and cash equivalents	86,035	80,176
Restricted cash and warehouse deposits	54,059	95,476
Accrued interest receivable	31,435	49,806
Other assets	62,856	207,527

Total assets	$3,934,931	$8,935,376

Liabilities and stockholders’ equity (deficit)
Indebtedness
Trust preferred obligations (including amounts at fair value of $120,409 and $0, respectively)	$120,409	$382,600
Securitized mortgage debt	844,764	959,558
CDO notes payable (including amounts at fair value of $1,647,590 and $0, respectively)	2,342,920	9,409,027
Warehouse credit facilities	126,623	155,984
Recourse indebtedness	78,264	189,614

Total indebtedness	3,512,980	11,096,783
Accrued interest payable	30,530	54,380
Related party payable	4,880	2,800
Derivative liabilities	266,984	123,316
Other liabilities	12,165	38,092

Total liabilities	3,827,539	11,315,371
Minority interests	43,048	19,543
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 60,171,324 and 60,548,032 issued and outstanding, including 985,810 and 1,228,234 unvested restricted share awards, respectively	59	59
Additional paid-in-capital	482,382	481,850
Accumulated other comprehensive loss	(14,223)	(1,545,464)
Accumulated deficit	(403,874)	(1,335,983)

Total stockholders’ equity (deficit)	64,344	(2,399,538)

Total liabilities and stockholders’ equity (deficit)	$3,934,931	$8,935,376

# # #

Investors:	Media:

John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com